Exhibit 99.1

Consolidated financial statements of Catalyst Health Solutions, Inc.

Years Ended December 31, 2011, 2010 and 2009

With Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To Board of Directors and Stockholders of Catalyst Health Solutions, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Catalyst Health Solutions, Inc. and its subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
McLean, Virginia
February 24, 2012

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$49,244	$157,843
Accounts receivable, net of allowances of $4,311 and $2,599 at December 31, 2011 and 2010, respectively	419,266	205,538
Rebates receivable, net of allowances of $1,783 and $1,377 at December 31, 2011 and 2010, respectively	281,247	162,395
Inventory, net of allowances of $20 and $46 at December 31, 2011 and 2010, respectively	2,978	3,405
Income taxes receivable	16,405	3,415
Deferred income taxes	3,151	1,657
Other current assets	40,150	11,682

Total current assets	812,441	545,935
Property and equipment, net	62,909	30,759
Goodwill	785,385	396,995
Intangible assets, net	309,108	158,871
Restricted cash	45,000	—
Investments, net	5,087	889
Other assets	10,248	8,587

Total assets	$2,030,178	$1,142,036

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$485,468	$187,401
Rebates payable	247,976	177,346
Accrued expenses and other current liabilities	101,208	64,942
Current maturities of long-term debt	7,500	7,500

Total current liabilities	842,152	437,189
Long-term debt	263,125	140,625
Deferred rent expense	2,997	2,440
Deferred income taxes	35,738	18,694
Other liabilities	37,667	4,965

Total liabilities	1,181,679	603,913

Commitments and contingencies (Notes 13 and 14)
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 50,234 and 44,980 shares issued at December 31, 2011 and 2010, respectively	502	450
Additional paid-in capital	486,473	239,699
Treasury stock, at cost, 345 and 271 shares at December 31, 2011 and 2010, respectively	(11,332)	(7,791)
Accumulated other comprehensive loss	(30)	(30)
Retained earnings	369,812	305,795

Total parent Company stockholders’ equity	845,425	538,123
Non-controlling interest	3,074	—

Total stockholders’ equity	848,499	538,123

Total liabilities and stockholders’ equity	$2,030,178	$1,142,036

The accompanying notes are an integral part of these consolidated financial statements.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the years ended December 31,
	2011	2010	2009
Revenue (excludes member co-payments of $1,844,113, $1,025,306 and $810,576 in 2011, 2010 and 2009, respectively)	$5,329,594	$3,764,092	$2,894,380

Direct expenses	5,021,709	3,529,843	2,708,616
Selling, general and administrative expenses	193,665	101,745	81,036

Total operating expenses	5,215,374	3,631,588	2,789,652

Operating income	114,220	132,504	104,728
Interest and other income	232	937	782
Interest expense	(7,495)	(3,027)	(560)

Income before income taxes	106,957	130,414	104,950
Income tax expense	40,370	49,457	39,785

Net income	66,587	80,957	65,165
Less: Net loss attributable to non-controlling interest	(401)	—	—

Net income attributable to the Company	$66,988	$80,957	$65,165

Net income per share attributable to the Company, basic	$1.41	$1.85	$1.51
Net income per share attributable to the Company, diluted	$1.39	$1.82	$1.48
Weighted average shares of common stock outstanding, basic	47,569	43,855	43,128
Weighted average shares of common stock outstanding, diluted	48,107	44,536	43,942

The accompanying notes are an integral part of these consolidated financial statements.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	For the years ended December 31,
	2011	2010	2009
Net income	$66,587	$80,957	$65,165
Other comprehensive income, net of tax:
Unrealized gain (loss) on investments	—	690	(36)

Comprehensive income	66,587	81,647	65,129
Less: Comprehensive loss attributable to non-controlling interest	(401)	—	—

Comprehensive income attributable to the Company	$66,988	$81,647	$65,129

The accompanying notes are an integral part of these consolidated financial statements.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Shares Issued	Amount	Additional Paid-in Capital	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non- controlling Interest	Total
Balance at December 31, 2008	43,526	$435	$208,699	$(4,194)	$(684)	$159,673	$—	$363,929

Exercise of stock options, including tax benefits	418	4	6,206	—	—	—	—	6,210
Expense related to restricted stock granted to employees	372	4	4,285	—	—	—	—	4,289
Expense related to stock and restricted stock granted in exchange for services	2	—	2,158	—	—	—	—	2,158
Tax expense of restricted stock vesting	—	—	(64)	—	—	—	—	(64)
Shares issued pursuant to employee stock purchase plan	13	—	339	—	—	—	—	339
Purchases of treasury stock	—	—	—	(993)	—	—	—	(993)
Unrealized loss on investments, net of tax	—	—	—	—	(36)	—	—	(36)
Net income for the year	—	—	—	—	—	65,165	—	65,165
Balance at December 31, 2009	44,331	$443	$221,623	$(5,187)	$(720)	$224,838	$—	$440,997

Exercise of stock options, including tax benefits	415	4	8,487	—	—	—	—	8,491
Expense related to restricted stock granted to employees	223	3	5,528	—	—	—	—	5,531
Expense related to stock and restricted stock granted in exchange for services	2	—	1,645	—	—	—	—	1,645
Tax benefit of restricted stock vesting	—	—	1,076	—	—	—	—	1,076
Shares issued pursuant to employee stock purchase plan	9	—	352	—	—	—	—	352
Purchases of treasury stock	—	—	—	(2,604)	—	—	—	(2,604)
Warrants issued pursuant to acquisition	—	—	988	—	—	—	—	988
Unrealized gain on investments, net of tax	—	—	—	—	690	—	—	690
Net income for the year	—	—	—	—	—	80,957	—	80,957

Balance at December 31, 2010	44,980	$450	$239,699	$(7,791)	$(30)	$305,795	$—	$538,123

Exercise of stock options, including tax benefits	291	3	7,145	—	—	—	—	7,148
Expense related to restricted stock granted to employees	451	4	10,351	—	—	—	—	10,355
Tax benefit of restricted stock vesting	—	—	1,583	—	—	—	—	1,583
Shares issued pursuant to employee stock purchase plan	12	—	646	—	—	—	—	646
Purchases of treasury stock	—	—	—	(3,541)	—	—	—	(3,541)
Shares issued pursuant to public offering	4,500	45	227,049	—	—	—	—	227,094
Transactions with non-controlling interest holder	—	—	—	—	—	(2,971)	3,475	504
Net income (loss) for the year	—	—	—	—	—	66,988	(401)	66,587

Balance at December 31, 2011	50,234	$502	$486,473	$(11,332)	$(30)	$369,812	$3,074	$848,499

The accompanying notes are an integral part of these consolidated financial statements.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the years ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income	$66,587	$80,957	$65,165
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	8,670	6,597	4,944
Amortization of intangible and other assets	31,412	10,709	6,980
Loss (gain) on disposal of property and equipment	366	271	(64)
Allowances on receivables	(613)	1,512	1,394
Deferred income taxes	15,550	1,866	40
Equity based compensation charges	10,356	7,176	6,447
Other non-cash (income) charges, net	(5,033)	(714)	198
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(57,425)	(5,481)	18,259
Rebates receivable	(72,152)	4,655	(25,894)
Income tax receivable	(12,953)	(1,097)	1,269
Inventory, net	427	151	1,339
Other assets	(8,202)	(8,020)	(3,337)
Accounts payable	103,418	(48,372)	13,015
Rebate payable	21,403	19,208	13,280
Accrued expenses and other liabilities	(2,789)	28,291	9,071

Net cash provided by operating activities	99,022	97,709	112,106

Cash flows from investing activities:
Purchases of property and equipment	(40,762)	(12,324)	(10,459)
Proceeds from sale of property and equipment	—	—	500
Business acquisitions and related payments, net of cash acquired	(462,084)	(239,882)	(11,415)
Business acquisition related restricted cash	(40,000)	—	—
Restricted cash	(5,000)	—	—
Sales of investments	—	11,875	225
Cash from consolidation of variable interest entity	437	—	—
Other investing activities	(3,197)	—	(312)

Net cash used in investing activities	(550,606)	(240,331)	(21,461)

Cash flows from financing activities:
Borrowings under revolving credit facility	609,000	—	—
Repayments under revolving credit facility	(479,000)	—	—
Proceeds from term loan	—	150,000	—
Repayments of term loan	(7,500)	(1,875)	—
(Repayments) proceeds from First Rx Specialty and Mail Services LLC arrangement	(8,000)	—	1,000
Deferred financing costs	(5,422)	(3,846)	(415)
Contingent consideration payments	—	(3,184)	—
Proceeds from equity offering	227,094	—	—
Proceeds from exercise of stock options	1,937	3,602	2,863
Excess tax benefits due to option exercises and restricted stock vesting	6,758	5,965	3,637
Proceeds from shares issued under employee stock purchase plan	646	352	339
Purchases of treasury stock	(3,541)	(2,604)	(993)
Other financing activities	1,013	—	—

Net cash provided by financing activities	342,985	148,410	6,431

Net (decrease) increase in cash and cash equivalents	(108,599)	5,788	97,076
Cash and cash equivalents at the beginning of year	157,843	152,055	54,979

Cash and cash equivalents at the end of year	$49,244	$157,843	$152,055

Supplemental disclosure:
Cash paid for interest	$5,366	$1,990	$94
Cash paid for taxes	$31,015	$42,723	$34,839

The accompanying notes are an integral part of these consolidated financial statements.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	COMPANY

Catalyst Health Solutions, Inc., a Delaware corporation (the “Company,” “our,” “we” or “us”), is a full-service pharmacy benefit management (“PBM”) company. We operate primarily under the brand name Catalyst Rx. Our clients include self-insured employers, including state and local governments; managed care organizations; third-party administrators; hospices; unions; and individuals who contract with us to administer the prescription drug component of their overall health benefit programs. We provide our clients access to a contracted, non-exclusive national network of approximately 65,000 pharmacies. We provide our clients and their members with timely and accurate benefit adjudication, while controlling pharmacy spending trends through customized plan designs, clinical programs, physician orientation programs and member education. We utilize an electronic point-of-sale system for eligibility verification and plan design information and offer access to rebate arrangements for certain branded pharmaceuticals.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements include the accounts of the Company, all of our subsidiaries and our consolidated variable interest entities (“VIEs”) of which we are the primary beneficiary. All intercompany accounts and transactions have been eliminated.

Use of estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The most significant estimates included in these financial statements include accounting for: rebates earned under arrangements with pharmaceutical manufacturing companies or third-party intermediaries; the value of intangible assets acquired in business combinations and related amortization periods; impairment assessments of goodwill; and allowance for accounts receivable.

Fair value of financial instruments

At December 31, 2011 and 2010, our financial instruments included cash and cash equivalents, accounts receivable, rebates receivable, investments, accounts payable, rebates payable, accrued liabilities and long-term debt. With the exception of our investments and long-term debt, the fair values of these financial instruments approximate the carrying value due to the short-term maturities of these instruments. See Note 7 for a discussion of fair value of our investments and long-term debt.

Cash and cash equivalents

All highly liquid investments purchased with an original maturity date of three months or less when purchased are classified as cash equivalents. The Company maintains its cash and cash equivalents in financial institutions with high credit ratings; however, at times the balances may exceed federally insured amounts. The Company has not experienced any losses related to its cash or cash equivalents and believes it is not exposed to any significant credit risk on its cash or cash equivalents.

Accounts receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for accounts receivable is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on historical write-off experience by industry and economic data. We review our allowance for accounts receivable quarterly. Account balances are charged off against the allowance when we determine it is probable the receivable will not be recovered. We do not have any off-balance-sheet credit exposure related to our customers.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Concentration of credit risk

Accounts receivable consists principally of amounts due from the Company’s PBM customers. In 2011, the Company’s top ten clients’ generated approximately 57% of consolidated revenue, including two customers who accounted for 16% and 10% of our consolidated revenue. In 2010, the Company’s then top ten clients generated approximately 70% of consolidated revenue, including two customers who accounted for 14% and 10% of our consolidated revenue. In 2009, the Company’s then top ten clients generated approximately 68% of our consolidated revenue, including two customers who accounted for 18% and 12% of our consolidated revenue.

The Company holds no collateral for accounts receivable. Concentration of risks with respect to receivables is mitigated based on the geographical dispersion of clients, the Company’s communications with clients, and the Company’s continuous review of outstanding receivables. Management also performs ongoing credit evaluations of its clients and provides allowances as deemed necessary. The Company has not experienced significant losses related to receivables in the past. The Company’s collection experience indicates limited loss exposure due to the nature of the benefits involved and the necessity of benefit continuity for plan sponsor employees.

Rebates receivable and payable

Rebates earned under arrangements with manufacturers or third-party intermediaries are predominately recorded as a reduction of direct expenses. The portion, which in some cases may be the full amount, of such rebates due to clients is recorded as a reduction of revenue. Manufacturer or third-party intermediary rebates are based on estimates, which are subject to final settlement with the contracted party on an on-going basis.

The Company estimates its rebates receivable and rebates payable based on the number and type of claims submitted, the rebate program terms with its clients, the Company’s rebate contracts with pharmaceutical manufacturers and third-party intermediaries, and other information that may be available. The amount of rebates actually received by the Company, and rebates paid to its clients, is impacted by a variety of factors, including the validation of claims data submitted by the Company and differences between estimated and actual rebatable products. In addition, the amount of rebates actually received by the Company, and rebates paid to its clients, in a period may result in adjustments to the estimates made in prior periods.

Inventory

Inventory consists of prescription drugs and medical supplies that are stated at the lower of weighted average cost or market.

Property and equipment

Property and equipment is stated at cost and depreciated over their estimated useful lives using the straight-line method. The estimated useful lives typically range from 3-5 years for the Company’s equipment and computer software, while leasehold improvements are amortized over the shorter of the estimated lives of the assets or the lease term.

Internally developed software

We capitalize costs associated with computer software developed or obtained for internal use in accordance with the Financial Accounting Standard Board’s (“FASB”) authoritative guidance on accounting for such costs. Capitalized internal use software development costs include only (1) external direct costs of materials and services consumed in developing and obtaining software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project, and (3) interest costs incurred, when material, while developing the software. Capitalization of these costs ceases when the project is substantially complete and ready for its intended purpose. Internally developed software is reported in the “property and equipment” line on the consolidated balance sheet.

Goodwill

Our goodwill is not amortized, but it is tested for impairment at least annually. In the current year, we adopted a new Accounting Standards Updates (“ASU”) that allows for the goodwill impairment analysis to start with an

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

assessment of qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the qualitative factors, we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then we would perform a two-step impairment test.

In the first step of the impairment test, we would test for impairment of goodwill by estimating the fair values of our reporting units using a present value of future cash flows approach. Although we operate in one reportable segment, for the purposes of performing this impairment test under the accounting standards, we have identified three reporting units. If the carrying amount of the reporting unit exceeds the fair value, the second step of the goodwill impairment test would be performed to measure the amount of the impairment loss, if any. In the second step, the implied fair value of the goodwill is estimated as the fair value of the reporting unit used in the first step, less the fair values of all other net tangible and intangible assets of the reporting unit. If the carrying amount of the goodwill exceeds its implied fair market value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill. In addition, the goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying value.

We performed our qualitative goodwill impairment assessment at December 31, 2011 under the new ASU guidance and concluded that it was not more-likely-than-not that goodwill impairment existed at that date. As a result, we did not need to proceed to step one for any of our reporting units. Our fiscal 2011 annual goodwill impairment analysis included an assessment of certain qualitative factors including, but not limited to, the results of the prior year fair value calculation, the movement of the company’s share price and market capitalization, overall financial performance, and macro-economic and industry conditions. We considered the qualitative factors and weighted the evidence obtained, and we determined that it is not more likely than not that the fair value of any reporting unit is less than its carrying amount. Although we believe the factors considered in the impairment analysis are reasonable, significant changes in any one of our assumptions could produce a different result. Additionally, at December 31, 2010, we performed the first step test required under the previous guidance using a present value of future cash flows approach and concluded there was no goodwill impairment at that date, as the results of that valuation indicated that each of our reporting units’ fair values were significantly higher than their carrying values.

Intangible assets

We do not have any intangible assets with indefinite lives. We do have intangible assets subject to amortization and these assets are amortized over a period of 5 months to 20 years, depending on each intangible asset’s estimated useful life. The estimated fair value and the weighted average useful life of the intangible assets are based on income and market approach valuation calculations. The remaining useful life of intangible assets is evaluated periodically and adjusted as necessary to match the period that the assets are expected to provide economic benefits. We concluded that no impairment of our intangible assets existed at December 31, 2011 and 2010.

Impairment of long-lived assets

We investigate potential impairments of our long-lived assets when evidence exists that events or changes in circumstances may have made recovery of an asset’s carrying value unlikely. Long-lived assets are considered to be potentially impaired when the sum of the expected undiscounted future net cash flows is less than the carrying amount of the asset. Any related impairment loss is calculated based upon comparison of the fair value to the carrying value of the asset. No triggering events that would require an impairment test for long-lived assets were identified during 2011 or 2010.

Contingent consideration

In connection with our acquisition of Catalyst Rx Health initiatives, Inc., formerly known as Walgreens Health Initiatives, Inc., (see Note 11), we may be required to pay up to an additional $40.0 million of cash consideration. This amount was deposited into an escrow account. As this deposit is restricted in nature, it is excluded from our cash and cash equivalents. Payment of this cash consideration is based upon the achievement of client retention milestones through March 31, 2014. In 2011, no distributions were made from the restricted cash amount. As of December 31, 2011, we have accrued $37.7 million as the fair value of the related contingent consideration in other liabilities on our consolidated balance sheet.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Investments

The Company’s investments consist primarily of our investments in non-controlled companies and are recorded at cost. At December 31, 2011 and 2010, there were no identified events or changes in circumstances that had a significant adverse effect on the values of these investments. If there was evidence of a decline in value, which is other than temporary, the amounts would be written down to their estimated recoverable value. Also included in investments are auction rate securities (“ARS”), which are classified as available-for-sale and are recorded at fair market value, with unrealized gains (losses), net of taxes, reported as a separate component of shareholders’ equity. Realized gains (losses) and amounts representing credit losses on these ARS’, of which there were none in 2011, 2010 and 2009, are included in other income. For purposes of determining any credit loss, the Company assesses the fair value of its ARS under the single best-estimate approach. We continue to receive timely interest payments and there have been instances of recent redemptions of our auction rate securities by issuers at par; however, our ARS investments currently lack short-term liquidity and, therefore, are classified as non-current on our balance sheet.

Variable Interest Entities

The Company qualitatively assesses the determination of the primary beneficiary of a variable interest entity (“VIE”) based on whether we (1) have the power to direct matters that most significantly impact the activities of the VIE and (2) have the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. We consolidate VIEs of which we are the primary beneficiary. The liabilities recognized as a result of consolidating a VIE do not necessarily represent additional claims on our general assets; rather, they represent claims against the specific assets of the consolidated VIE. Conversely, assets recognized as a result of consolidating a VIE do not represent additional assets that could be used to satisfy claims against our general assets. See Note 12 for a description of the VIE we consolidate.

Revenue and direct expense recognition

The Company recognizes revenue from services provided to its clients for sales of prescription drugs by either pharmacies in the Company’s nationwide network or through our mail order facilities, and related claims processing fees. Revenue is recognized when the claims are adjudicated. Pharmacy claims are adjudicated at the point-of-sale using an on-line claims processing system. When the Company has a contractual obligation to pay its network pharmacy providers for benefits provided to its clients’ members, total payments from these clients, including administration and other fees, are recorded as revenue and payments to the network pharmacy provider and the claim adjudication service costs are recorded as direct expenses. Generally, these contracts require the Company to assume the credit risk of its clients’ abilities to pay. In limited instances, when the Company administers pharmacy reimbursement contracts and does not assume credit risk, the Company records only the net revenue and the administrative or processing fees.

Rebates earned under arrangements with manufacturers or third-party intermediaries are predominately recorded as a reduction of direct expenses. The Company refines its estimates each period based on actual collection and payment experience. For the years ended December 31, 2011 and 2010, adjustments made to these rebate receivable estimates from prior periods reduced direct expenses by $4.8 million and $4.8 million, respectively. Additionally, the portion of manufacturer or third-party intermediary rebates due to clients is recorded as a reduction of revenue. For the years ended December 31, 2011 and 2010, adjustments made to rebate payable estimates from prior periods increased revenue by $2.2 million and $3.5 million, respectively. The impact of adjustments in rebates receivable and rebates payable estimates for the year ended December 31, 2009 were not material.

Under the Company’s pharmacy network contracts, the pharmacy is solely obligated to collect the co-payments from the members. Under client contracts, the Company does not assume liability for member co-payments in pharmacy transactions. As such, the Company does not include member co-payments to retail pharmacies in revenue or direct expenses.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Income taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes reflect the net effects of timing differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Benefits from uncertain tax positions are recognized in the consolidated financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authorities having full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon settlement.

Net income per share attributable to the Company

Basic net income per common share attributable to the Company excludes dilution, and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net income per common share attributable to the Company reflects the potential dilution that could occur (using the treasury stock method) if stock options, restricted stock awards and warrants to issue common stock were exercised.

The following represents a reconciliation of the number of shares used in the basic and diluted net income per share attributable to the Company computations (amounts in thousands, except per share data):

	2011	2010	2009
Net income attributable to the Company	$66,988	$80,957	$65,165

Calculation of shares:
Weighted average common shares outstanding, basic	47,569	43,855	43,128
Dilutive effect of stock options, restricted stock awards and warrants	538	681	814

Weighted average common shares outstanding, diluted	48,107	44,536	43,942

Net income per common share attributable to the Company, basic	$1.41	$1.85	$1.51
Net income per common share attributable to the Company, diluted	$1.39	$1.82	$1.48

Potential common stock equivalents representing 141 thousand shares, 65 thousand shares and 73 thousand shares for the years ended December 31, 2011, 2010 and 2009, respectively, were not included in the computation of diluted net income per common share attributable to the Company because to do so would have been anti-dilutive.

Share-based compensation

Share-based compensation awards and awards modified, repurchased, or cancelled are accounted for using the fair value based method under FASB authoritative guidance surrounding share-based payments.

Other comprehensive income

Comprehensive income at December 31, 2011 and 2010 consists of net income plus unrealized net (gains) losses on investments held as available-for-sale.

3.	NEW ACCOUNTING STANDARDS

In September 2011, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) on testing goodwill for impairment. The amendments in the ASU allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

conducting the qualitative assessment. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. During the fourth quarter 2011, we elected to early adopt this ASU.

In June 2011, the FASB issued new guidance on the presentation of comprehensive income. This guidance is intended to increase the prominence of other comprehensive income in financial statements by presenting it in either a single statement or two-statement approach. This new accounting pronouncement is effective for our first quarter of 2012 and we do not expect any material impact on our financial statements from its adoption.

In January 2010, the FASB issued a final ASU that sets forth additional requirements regarding disclosures of fair value measurements. The ASU requires, among other things, the gross presentation of activity within the Level 3 fair value measurement roll forward. The requirement for these new disclosures is effective for interim and annual periods beginning after December 15, 2010, which for us meant the beginning of our 2011 fiscal year. The adoption of the new disclosure guidance did not have an impact on our financial position, results of operations or cash flows.

4.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

	2011	2010
Computer hardware	$23,122	$11,347
Computer software	26,744	16,639
Furniture, fixtures and office equipment	9,006	6,094
Leasehold improvements	11,911	9,485
Transportation equipment	3,205	2,547
Assets not yet placed in service	15,055	2,132

Total property and equipment	89,043	48,244
Accumulated depreciation	(26,134)	(17,485)

Total property and equipment, net	$62,909	$30,759

Depreciation expense for the years ended December 31, 2011, 2010, and 2009 was $8.7 million, $6.6 million and $4.9 million, respectively.

5.	INTANGIBLE ASSETS

The following table sets forth the components of intangible assets at December 31, 2011 and 2010 (in thousands):

	December 31, 2011			December 31, 2010
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer relationships	$328,063	$(47,498)	$280,565	$158,754	$(22,071)	$136,683
Non-compete agreements	570	(174)	396	155	(155)	—
Trade names	18,199	(2,489)	15,710	21,856	(1,358)	20,498
Developed technology	13,548	(2,073)	11,475	1,348	(411)	937
Other PBM contracts	2,277	(1,315)	962	7,036	(6,283)	753

Total intangible assets	$362,657	$(53,549)	$309,108	$189,149	$(30,278)	$158,871

The weighted average amortization period of our intangible assets subject to amortization is approximately 11 years. Customer relationships intangibles represent the estimated fair value of customer relationships at the dates of acquisition and are amortized from 5 years to 20 years. The estimated fair values are based on income-method valuation calculations. Non-compete agreements, trade names and developed technology intangibles are subject to amortization from 2 years to 20 years. The other PBM contracts class of intangibles allows us to provide PBM services, and is amortized over the expected period of future cash flow, based on management’s best estimate, which range from 5 months to 20 years.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In determining the useful life of the intangible assets for amortization purposes, we consider the period of expected cash flows used to measure the fair value of the intangible asset, adjusted as appropriate for entity-specific factors. The costs incurred to renew or extend the term of a recognized intangible asset are generally deferred, where practicable, to the extent recoverable from future cash flows. We did not incur costs to renew or extend the term of acquired intangible assets during the years ended December 31, 2011 and 2010.

The aggregate amount of amortization expense of intangible and other assets was $31.4 million, $10.7 million and $7.0 million for the years ended December 31, 2011, 2010 and 2009, respectively. Acquisition related intangible amortization expense of $12.9 million and $2.7 million for customer contracts related to PBM agreements has been included as an offset to revenue for the years ended December 31, 2011 and 2010, respectively.

The following table sets forth the estimated aggregate amortization expense of our existing intangible assets for each of the five succeeding years (in thousands):

Year ended December 31,
2012	$41,096
2013	37,450
2014	35,189
2015	34,043
2016	26,347

6.	GOODWILL

The changes in the carrying amounts of goodwill for the years ended December 31, 2011 and 2010 are as follows (in thousands):

	2011	2010
Balance as of January 1	$396,995	$273,158
Net adjustments to goodwill related to the Future Scripts acquisition (a)	16,045	—
Goodwill acquired in current acquisitions	372,345	123,837

Balance as of December 31	$785,385	$396,995

(a)	The net adjustments to goodwill related to the FutureScripts acquisition relates primarily to measurement period adjustments recorded in 2011. We did not recast the acquisition adjustments in our 2010 consolidated financial statements as we do not consider them to be material (see Note 11).

Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses. Approximately $610.4 million and $262.7 million of the Company’s goodwill was deductible for income tax purposes in 2011 and 2010, respectively.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	FAIR VALUE MEASUREMENTS

Summary of Financial Assets Measured on a Recurring Basis

The following tables detail the fair value measurements of our financial assets measured on a recurring basis as of December 31, 2011 and 2010 and indicate the fair value hierarchy of the valuation techniques we utilized to determine such fair value (in thousands):

		Fair Value Measurements at Reporting Date Using
	December 31, 2011	Quoted Prices in Active Markets Using Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market funds	$154,343	$154,343	$—	$—
Available for sale investments:
Auction rate securities	577	—	—	577

Total assets measured at fair value	$154,920	$154,343	$—	$577

		Fair Value Measurements at Reporting Date Using
	December 31, 2010	Quoted Prices in Active Markets Using Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market funds	$144,587	$144,587	$—	$—
Available for sale investments:
Auction rate securities	577	—	—	577

Total assets measured at fair value	$145,164	$144,587	$—	$577

The valuation technique used to measure fair value for our Level 1 assets is a market approach, using market prices. The valuation technique used to measure fair value for our Level 3 assets is an income approach, using a discounted cash flow model which incorporates a number of variables that reflect current market conditions.

The following table reflects the roll forward of activity for our major classes of assets measured at fair value using Level 3 inputs (in thousands):

	2011	2010
Beginning Balance	$577	$11,343
Redemptions and sales during the period	—	(11,875)
Changes in unrealized gain included in accumulated other comprehensive income	—	1,109

Ending Balance	$577	$577

Investments

The following is a summary of our investments (in thousands):

As of December 31, 2011:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost
Auction rate securities	$577	$—	$48	$625
Other long-term investments	4,510	—	—	4,510

Total investments	$5,087	$—	$48	$5,135

As of December 31, 2010:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost
Auction rate securities	$577	$—	$48	$625
Other long-term investments	312	—	—	312

Total investments	$889	$—	$48	$937

Auction rate securities

We currently have remaining $0.6 million at par value in investments related to our auction rate securities (“ARS”). Although we continue to receive timely interest payments, our ARS investments currently lack short-term liquidity and are, therefore, classified as non-current on our balance sheet. For each of our ARS, we evaluate the risks related to the structure, collateral and liquidity and estimate the fair value of the securities using a discounted

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

cash flow model based on (a) the underlying structure of each security; (b) the present value of future principal and interest payments discounted at rates considered to reflect current market conditions; and (c) considerations of the probabilities of redemption or auction success for each period.

Other long-term investments

Other long-term investments represent our investments in non-controlled companies and are recorded at cost. There were no identified events or changes in circumstances that had a significant adverse effect on the values of these investments. If there was evidence of a decline in value, which is other than temporary, the amounts would be written down to their estimated recoverable value.

Summary of Contractual Maturities

The contractual maturities of our available-for-sale ARS at December 31, 2011 are as follows (in thousands):

	Amortized Cost	Estimated Fair Value
Due in one year or less	$—	$—
Due after one year	577	625

Total	$577	$625

Fair Value of Financial Liabilities

The interest rates on our long-term debt obligations are variable based on current LIBOR and applicable margins over LIBOR (See “Note 8 – Financing”). As a result, the carrying amounts of our revolving credit facility and term loan approximate fair value as of December 31, 2011 and 2010. We estimate fair market value for these liabilities based on their market value.

8.	FINANCING

The following table sets forth the components of our long-term debt (in thousands):

	December 31,
	2011	2010
Senior secured term loan facility due August 4, 2015 with an average interest rate of 2.30% and 2.02% at December 31, 2011 and 2010, respectively	$140,625	$148,125
Revolving credit facility due August 4, 2015 with an average interest rate of 2.29% at December 31, 2011	130,000	—

Total debt	270,625	148,125
Less current maturities	(7,500)	(7,500)

Long-term debt	$263,125	$140,625

On April 14, 2011, we amended and restated our existing senior credit facilities which were originally entered into on August 4, 2010, consisting of a revolving credit facility and term loan facility. The original term loan facility had a principal amount of $150.0 million and remains unchanged subsequent to the amendment. The original revolving credit facility had an aggregate revolving commitment of $200.0 million, and was subsequently amended to increase that commitment to $400.0 million. Each of our revolving credit facility and our term loan facility matures on August 4, 2015. In addition to the revolving credit facility and term loan facility, our senior credit facilities permit us to incur up to $100.0 million in total principal amount of additional term loan or revolving loan indebtedness under the senior credit facilities. Our obligations under our senior credit facilities are fully and unconditionally guaranteed jointly and severally by us and certain of our U.S. subsidiaries currently existing or that we may create or acquire, with certain exceptions as set forth in our amended credit agreement, pursuant to the terms of a separate guarantee and collateral agreement.

There were draw-downs of $609.0 million and repayments of $479.0 million under the revolving credit facility during the year ended December 31, 2011. At December 31, 2011, there was $130.0 million outstanding under our revolving credit facility.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The term loan facility amortizes in nominal quarterly installments of $1.875 million on the last day of each calendar quarter, with such payments having commenced on December 31, 2010 until maturity, whereby the final installment of the term loan facility will be paid on the maturity date in an amount equal to the aggregate unpaid principal amount.

Our borrowings under our amended senior credit facilities bear interest at a rate equal to the applicable margin plus, at our option, either: (i) a base rate determined by reference to the higher of (a) the rate announced by the Administrative Agent as its prime rate, (b) the federal funds rate plus 0.5%, and (c) the Adjusted LIBO Rate determined on a daily basis for an interest period of one month, plus 1.0% per annum; or (ii) a LIBO Rate on deposits in U.S. dollars for one-, two-, three- or six-month periods. The applicable margin on loans under our new senior credit facilities is 2.0% for LIBO Rates loans and 1.0% for base rate loans. The applicable margin is subject to change depending on our total senior secured leverage ratio. We also pay the lenders a commitment fee on the unused commitments under our revolving credit facility, which is payable quarterly in arrears. The commitment fee is subject to change depending on our leverage ratio.

Our amended senior credit facilities contain negative and affirmative covenants affecting us and our existing and future subsidiaries, with certain exceptions set forth in our amended credit agreement. Negative covenants and restrictions include: restrictions on liens, debt, dividends and other restricted payments, redemptions and stock repurchases, consolidations and mergers, acquisitions, investments, loans, advances, restrictive agreements with subsidiaries, speculative hedging agreements and a leverage ratio of consolidated total debt to consolidated EBITDA. At December 31, 2011, we were in compliance with all covenants associated with our credit facilities.

At December 31, 2011, net deferred financing costs of $7.5 million related to the issuance of the credit facilities are being amortized over a remaining average weighted period of 3.6 years and are reflected in other assets in the accompanying consolidated balance sheet.

9.	INCOME TAXES

We file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Our federal income tax returns for 2008 through 2011 are open tax years. State jurisdictions that remain subject to examinations range from 2007 to 2011.

The accounting guidance for uncertain tax positions prescribes a recognition threshold and measurement criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As of December 31, 2011 and 2010, the Company had no accrued liabilities on the consolidated balance sheet related to uncertain federal or state income tax matters.

From time to time, we may be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to our financial results. Our policy is that we recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

The components of income tax expense (benefit) at December 31, 2011, 2010 and 2009 are as follows (in thousands):

	2011	2010	2009
Current: Federal	$22,643	$41,788	$34,929
State	2,157	5,783	4,796
Foreign	20	20	20

Total	24,820	47,591	39,745

Deferred: Federal	13,336	1,566	234
State	2,214	300	(194)

Total	15,550	1,866	40

Total: Federal	35,979	43,354	35,163
State	4,371	6,083	4,602
Foreign	20	20	20

Total	$40,370	$49,457	$39,785

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A summary of the components of deferred income taxes at December 31, 2011 and 2010 is as follows (in thousands):

	2011	2010
Deferred tax assets:
Allowance for doubtful accounts	$2,427	$1,266
Equity based compensation	3,686	2,664
Deferred rent	474	1,074
Federal and state net operating loss carryforwards	1,527	1,453
Capital loss	770	770
Transaction related costs	3,226	936
Other	908	141

Total deferred tax assets	13,018	8,304
Valuation allowance	(770)	(770)

Total deferred tax assets net of valuation allowance	12,248	7,534

Deferred tax liabilities:
Goodwill	(22,356)	(13,252)
Deferred charges	(68)	(81)
Property and equipment	(14,560)	(5,065)
Customer-based and other intangibles	(7,851)	(6,173)

Total deferred tax liability	(44,835)	(24,571)

Net deferred tax liability	$(32,587)	$(17,037)

The Company had net operating loss carryforwards of $14.9 million at December 31, 2011 and 2010, respectively, which were available to offset future state taxable income and will expire beginning 2024 through 2030. Additionally, we had net operating loss carryforwards of $3.0 million at December 31, 2011 and 2010, respectively, which were available to offset future federal taxable income and will expire beginning 2028 through 2031.

We have determined that a $0.8 million valuation allowance is needed against a deferred tax asset related to the capital loss that the Company realized during 2008 because there is not enough positive evidence to meet the “more likely than not” threshold for recognition.

The effective tax rate varies from the U.S. Federal Statutory tax rate principally due to the following:

	2011	2010	2009
U.S. Federal Statutory tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefits	2.7	3.0	2.8
Non-deductible expenses	0.3	0.1	0.1
Other	(0.3)	(0.2)	—

Effective tax rate	37.7%	37.9%	37.9%

10.	STOCKHOLDERS’ EQUITY

Equity Plans

In 1999, the Company established the Catalyst Health Solutions, Inc. 1999 Stock Option Plan (“1999 SOP”). The 1999 SOP provides for a maximum of 4,000,000 common shares of the Company to be issued as option grants. A Committee of the Board of Directors determines award amounts, option prices and vesting periods, subject to the provisions of the 1999 SOP. All option grants expire in ten years. All officers, employees and independent contractors of the Company are eligible to receive option awards at the discretion of the Committee.

In 2000, the shareholders approved and the Company adopted the Catalyst Health Solutions, Inc. 2000 Stock Option Plan (“2000 SOP”). The 2000 SOP provides for a maximum of 1,000,000 common shares of the Company to be issued as option grants. A Committee of the Board of Directors determines award amounts, option prices and vesting periods, subject to the provisions of the 2000 SOP. All option grants expire in ten years. All officers, employees and independent contractors of the Company are eligible to receive option awards at the discretion of the Committee.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In 2000, the shareholders approved and the Company adopted the Catalyst Health Solutions, Inc. Directors’ Stock Option Plan (“Directors’ SOP”). The Directors’ SOP, as subsequently amended, provided for a maximum of 400,000 common shares of the Company to be issued as option grants. The Board of Directors determines award amounts, option prices and vesting periods, subject to the provisions of the Directors’ SOP. All option grants expire in ten years. All non-employee Directors of the Company are eligible to receive option awards at the discretion of the Board of Directors.

In 2003, the shareholders approved and the Company adopted the Catalyst Health Solutions, Inc. 2003 Equity Incentive Plan (“2003 EIP”). The 2003 EIP provides for a maximum of 1,500,000 common shares of the Company to be issued as option grants or restricted shares. A Committee of the Board of Directors determines award amounts, option prices, vesting periods, and restrictions, subject to the provisions of the 2003 EIP. All grants expire in ten years. All officers, employees and independent contractors of the Company are eligible to receive option and restricted stock awards at the discretion of the Committee.

In 2004, the shareholders approved and the Company adopted the Catalyst Health Solutions, Inc. 2004 Employee Stock Purchase Plan (“ESPP”). The ESPP, as subsequently amended, provides eligible employees of the Company with opportunities to purchase shares of the Company common stock. 200,000 shares have been approved for this purpose. The ESPP is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended.

In 2006, the shareholders approved and the Company adopted the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan (“2006 SIP”). The 2006 SIP, as subsequently amended, provides for a maximum of 3,000,000 common shares of the Company to be issued as option grants or restricted shares. A Committee of the Board of Directors determines award amounts, option prices, vesting periods, and restrictions, subject to the provisions of the 2006 SIP. All grants expire in ten years. All employees, outside directors and independent contractors of the Company are eligible to receive option and restricted stock awards at the discretion of the Committee.

On April 13, 2011, we consummated a public offering of 6,325,000 shares of our common stock, par value $0.01 per share, of which 4,500,000 shares were sold by the Company and 1,825,000 shares were sold by one of our stockholders, Principal Holding Company, LLC (“Principal”), at a public offering price of $53.00 per share. Total proceeds to the Company, net of underwriting fees and direct offering costs of $11.4 million, were $227.1 million.

Stock Options

A summary of our stock option activity for the year ended December 31, 2011 is as follows (in thousands, except price per share and weighted-average exercise price):

	Number of Options	Price Per Share	Weighted - Average Exercise Price
Outstanding at December 31, 2010	466	$3.56 -14.21	$6.51
Granted	—	—	—
Exercised	(291)	3.56 –10.34	6.67
Forfeited or expired	—	—	—

Outstanding at December 31, 2011	175	$4.00 –14.21	$6.25

Exercisable at December 31, 2011	175	$4.00 -14.21	$6.25

The aggregate intrinsic value of exercisable stock options at December 31, 2011 and 2010 was approximately $8.0 million and $18.6 million, respectively, with a weighted average remaining life of 0.6 years at December 31, 2011. The total intrinsic value of stock options exercised during the years ended December 31, 2011, 2010 and 2009 was $13.6 million, $13.0 million and $9.1 million, respectively.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Restricted Stock Awards

A summary of our restricted share activity for the year ended December 31, 2011 is as follows (in thousands, except for weighted-average fair value per share):

	Shares	Weighted- Average Fair Value Per Share
Non-vested shares outstanding at December 31, 2010	650	$31.52
Granted	501	51.46
Vested	(237)	31.34
Forfeited	(52)	39.81

Non-vested shares outstanding at December 31, 2011	862	$42.66

Included in the 2011 grants are 150,000 performance-based awards issued to our Chief Executive Officer. These awards, which cliff vest in December 2014, may be subject to adjustment based on the achievement of certain financial and quality-based performance goals over the performance period. For the market-based component of these performance awards, compensation expense was determined using a lattice equity-pricing model which incorporates all probabilities of outcome and is recognized on a straight-line basis over the performance period. For the performance component of these performance awards, the compensation expense is estimated using the most probable outcome of the performance goals and adjusted as the expected outcome changes during the performance period. The expense related to these performance-based awards for 2011 is not material to our consolidated financial statements.

The fair value of our non-performance restricted shares, which is based on our stock price at the date of grant, is expensed over the vesting period. As of December 31, 2011 and 2010, the total remaining unrecognized compensation cost related to all non-vested restricted shares was approximately $26.6 million and $15.2 million, respectively, with a weighted average period over which it is expected to be recognized of 2.8 years.

Common Stock Warrants

Pursuant to an acquisition in 2010, we issued 100,000 common stock warrants. These warrants, which expire on August 2013, had an exercise price of $44.73 per share and were valued at approximately $1.0 million using the Black-Scholes equity-pricing model. The warrants remained issued and outstanding at December 31, 2011. The key assumptions used by us in valuing these warrants were:

Expected volatility	40%
Expected dividend yield	0%
Risk-free interest rate	0.77%
Expected term	3 years

Pursuant to an acquisition in 2004, we issued 255,000 common stock warrants at an exercise price of $15.45 per share. These warrants, which expire June 2014, were valued at approximately $2.5 million using the Black-Scholes equity-pricing model. These warrants remain issued and outstanding at December 31, 2011.

Treasury Stock

Recipients of restricted stock grants are provided the opportunity to sell a portion of those shares to the Company at the time the shares vest, in order to pay their withholding tax obligations. We account for these share purchases as treasury stock transactions using the cost method. For the years ended December 31, 2011, 2010 and 2009, 74,000, 67,000 and 46,000 shares, respectively, were used for this purpose at a value of approximately $3.5 million, $2.6 million and $1.0 million, respectively.

Employee Stock Purchase Plan

The employee stock purchase plan (“ESPP”) allows eligible employees to purchase shares of the Company’s common stock each quarter at 95% of the market value on the last day of the quarter. The ESPP is not considered compensatory and, therefore, no portion of the costs related to ESPP purchases is included in our stock-based compensation expense for any periods presented.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	BUSINESS COMBINATIONS

Catalyst Rx Health Initiatives, Inc. (formerly known as Walgreens Health Initiative, Inc.)

On June 13, 2011, we completed our acquisition of Catalyst Rx Health Initiatives, Inc. (“CHII”), formerly known as Walgreens Health Initiatives, Inc. (“WHI”), which was the PBM subsidiary of Walgreen Co. (“Walgreens”). The purchase price was $485.0 million in cash, subsequently adjusted by $48.6 million for net working capital adjustments, and up to $40.0 million in additional cash consideration payable upon the achievement of certain client retention milestones through March 31, 2014. The fair value of the contingent consideration at the acquisition date was approximately $36.7 million. The cash payment for this acquisition was funded from a combination of cash on hand and amounts drawn under our revolving credit facility. For the year ended December 30, 2011, we incurred approximately $12.2 million of transaction related costs, which were included in selling, general and administrative expenses in our consolidated statements of operations.

The purchase price of CHII was largely determined on the basis of management’s expectations of future earnings and cash flows, resulting in the recognition of goodwill. Management’s allocation of the purchase price to the net assets acquired resulted in goodwill of $366.5 million, acquired technology of $11.3 million with an estimated useful life of 5.5 years, customer relationship intangibles of $133.0 million with an estimated useful life of 13 years, and other contract intangibles related to an administrative support services agreement with the seller of $44.9 million with an estimated useful life of 8 years. Goodwill related to this acquisition is deductible for tax purposes. The goodwill recognized is primarily attributable to the workforce of the acquired business and the operating synergies expected to be realized after our acquisition of CHII.

The value of identified intangibles reflect that we entered into a 10-year contract with Walgreens to provide PBM services for Walgreens’ 244,000 employees and retirees, as well as 10-year agreements to administer the Walgreens Prescription Savings Club, which has approximately 2.4 million members, and to provide certain administrative support services to on-going Walgreens businesses.

We determined the fair value of the contingent consideration using probability assessments of the expected future cash flows over the period in which the obligation is expected to be settled, and applied a discount rate that appropriately captures a market participant’s view of the risk associated with the obligation. Subsequent changes to the valuation are recorded through earnings. For the year ended December 31, 2011, there was a $1.0 million increase in the fair value of contingent consideration subsequent to acquisition which was recorded in selling, general and administrative expenses in the consolidated statements of operations.

The following table summarizes the consideration transferred to acquire CHII and the amounts of identified assets acquired and liabilities assumed at the date of acquisition. The acquisition was accounted for as a purchase, and accordingly, the results of CHII operations are included in our consolidated financial statements since the date of acquisition. Amounts are in thousands.

Fair value of consideration:	At June. 13, 2011
Cash	$485,000
Net working capital adjustments	(48,623)
Contingent consideration	36,676

Total consideration	473,053

Valuation of identifiable assets acquired and liabilities assumed:
Current assets (primarily accounts receivable and rebates receivable)	206,868
Intangible assets	189,200
Property, plant and equipment	127
Other long-term assets	261
Liabilities assumed (primarily trade payable and rebates payable)	(289,858)

Total identified net assets	106,598

Goodwill	$366,455

The acquired business contributed revenue of $604.3 million and net income of $1.7 million to us for the period from June 14, 2011 to December 31, 2011. The following table sets forth certain unaudited pro forma financial data assuming the acquisition of WHI had been completed as of the beginning of the earliest period presented, after

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

giving effect to purchase accounting adjustments. The pro forma financial information is not necessarily indicative of the results of operations if the transaction had been in effect as of the beginning of the periods presented, nor is it necessarily an indication of trends in future results. Amounts are in thousands, except for per share data.

	For the year ended December 31,
	2011	2010
	(Unaudited)
Revenue	$5,985,122	$5,034,878
Net income attributable to Company	$65,082	$51,316
Net income per share attributable to Company, basic	$1.33	$1.06
Net income per share attributable to Company, diluted	$1.32	$1.05
Weighted average shares, basic	48,827	48,355
Weighted average shares, diluted	49,365	49,036

Acquisition of NLBP, LLC

On January 25, 2011, we acquired NLBP, LLC (“NLBP”), an Arizona limited liability company which has developed an electronic clinical messaging platform, for $6.2 million in cash.

The purchase price of NLBP was largely determined on the basis of management’s expectations of future earnings and cash flows, resulting in the recognition of goodwill. Management’s final allocation of the purchase price to the net assets acquired resulted in goodwill of $4.5 million, trade name intangibles of $0.2 million with an estimated useful life of 20 years, non-compete agreements of $0.6 million with an estimated life of 3 years, and acquired technology of $0.9 million with an estimated useful life of 5 years.

The acquisition was accounted for as a purchase, and accordingly, the results of NLBP operations are included in our consolidated financial statements since the date of acquisition. Goodwill related to this acquisition is deductible for tax purposes. Revenue and expenses since acquisition and unaudited pro forma financial information have not been included herein because of the immateriality of the NLBP business combination.

Acquisition of FutureScripts, LLC

On September 13, 2010, we completed the acquisition of FutureScripts, LLC and FutureScripts Secure LLC (collectively, “FutureScripts”). FutureScripts, formed in 2006, was the PBM subsidiary of Independence Blue Cross (“IBC”). FutureScripts provides pharmacy benefit management services to approximately 1 million lives and manages over 14 million prescriptions annually. We manage these pharmacy benefits under the terms of a 10-year contract. Under the terms of the acquisition agreement, we maintain the FutureScripts brand and provide IBC a full complement of services, including: claims adjudication, member services, network administration, formulary management and rebate contracting, mail and specialty drug management, clinical services, data reporting and analytics, as well as client service and sales support.

Total consideration for the acquisition of FutureScripts consisted of cash payments on September 13, 2010 of $225.5 million. The purchase price of FutureScripts was largely determined on the basis of management’s expectations of future earnings and cash flows, resulting in the recognition of goodwill. The purchase price was funded from our cash on hand. In June 2011, we received approximately $1.0 million in cash as required for certain closing date net working capital adjustments. We incurred $1.5 million of acquisition related costs, which were included in selling, general and administrative expenses in our consolidated statement of operations for the year ended December 31, 2010.

At December 31, 2010, we had provisionally estimated fair values for the assets acquired and liabilities assumed at the date of acquisition. The amounts reported were considered provisional as we were completing the valuation work required to allocate the purchase price and finalize the working capital adjustments. During the second quarter of 2011, we completed the analysis and consider purchase accounting to be final. We have recast previously presented information below as if all adjustments to purchase price allocation had occurred at September 13, 2010, the date of acquisition. (Amounts are in thousands).

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair value of consideration:	At Sept. 13, 2010
Cash paid at acquisition date	$225,488
Cash received for net working capital adjustments	(966)

Total cash consideration	$224,522

Recognized amounts of assets acquired and liabilities assumed:	Provisional Amounts Recognized at Acquisition Date (a)	Measurement Period Adjustments	Amounts Recognized at Acquisition Date
Cash and cash equivalents	$1,986	$—	$1,986
Current assets (primarily accounts receivable and rebates receivable) (b)	66,751	(4,743)	62,008
Property, plant and equipment	160	—	160
Intangible assets (b)	110,000	(12,448)	97,552
Goodwill	111,228	16,045	127,273
Liabilities assumed (primarily trade payable and rebates payable) (b)	(64,637)	180	(64,457)

Total net assets acquired	$225,488	$(966)	$224,522

(a)	As previously reported in our 2010 Annual Report on Form 10-K.
(b)	These measurement period adjustments were recorded to reflect changes in the estimated fair value of the associated assets and liabilities and better reflect market participant assumptions about the facts and circumstances existing as of the acquisition date. The measurement period adjustments did not result from events after the acquisition date. We have not recast the acquisition adjustments to the 2010 consolidated financial statements as we do not consider them to be material.

Management’s allocation of the purchase price to the net assets acquired resulted in goodwill of $127.3 million, trade name intangibles of $16.2 million with an estimated useful life of 20 years, and customer contract intangibles of $81.4 million with an estimated useful life of 10 years. Goodwill related to this acquisition is deductible for tax purposes. The goodwill recognized is primarily attributable to the workforce of the acquired business and the operating synergies expected to be realized after our acquisition of FutureScripts.

The acquisition was accounted for as a purchase, and accordingly, the results of FutureScripts operations are included in our consolidated financial statements since the date of acquisition. The acquired business contributed revenue of $247.2 million and net income of $0.9 million to us for the period from September 13, 2010 to December 31, 2010.

The following table sets forth certain unaudited pro forma financial data assuming the acquisition of FutureScripts had been completed as of the beginning of the period presented, after giving effect to purchase accounting adjustments. The pro forma financial information is not necessarily indicative of the results of operations if the transaction had been in effect as of the beginning of the period presented, nor is it necessarily an indication of trends in future results. Amounts are in thousands, except for per share data.

For the year ended December 31, 2010
(Unaudited)
Revenue	$4,390,067
Net income	$79,746
Net income per share, basic	$1.82
Net income per share, diluted	$1.79
Weighted average shares, basic	43,855
Weighted average shares, diluted	44,536

Acquisition of inPharmative, Inc.

On August 25, 2010, we acquired inPharmative, Inc. for a cash payment of $16.5 million and 100,000 common stock warrants valued at approximately $1.0 million using the Black-Scholes option pricing model. In March 2011, we paid an additional $0.7 million as required for certain closing date net working capital adjustments. InPharmative, which is based in Kansas City, MO, is a provider of rebate administration technology tools to PBMs, health plans, state Medicaid programs and group purchasing organizations.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

We incurred approximately $0.4 million of acquisition-related costs, which were included in selling, general and administrative expenses in our consolidated statements of operations for the year ended December 31, 2010.

The purchase price of inPharmative was largely determined on the basis of management’s expectations of future earnings and cash flows, resulting in the recognition of goodwill. Management’s final allocation of the purchase price to the net assets acquired resulted in goodwill of $12.6 million, customer relationships of $3.2 million with an estimated useful life of 12 years, technology software of $0.7 million with an estimated useful life of 3 years, and trade name intangibles of $0.5 million with an estimated useful life of 20 years. Goodwill related to this acquisition is deductible for tax purposes.

The acquisition was accounted for as a purchase, and accordingly, the results of inPharmative operations are included in our consolidated financial statements since the date of acquisition. Revenue and expenses since acquisition and unaudited pro forma financial information have not been disclosed herein because of the immateriality of the inPharmative business combination.

The following table summarizes the final consideration transferred to acquire inPharmative and the amounts of identified assets acquired and liabilities assumed at the date of acquisition. Amounts are in thousands.

Fair value of consideration transferred:	At August 25, 2010
Cash	$17,240
Warrants	988

Total consideration	18,228

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	120
Current assets (primarily accounts receivable)	966
Intangible assets	4,342
Property, plant and equipment	217
Liabilities assumed (primarily accrued expenses)	(26)

Total identified net assets	5,619

Goodwill	$12,609

Acquisition of Total Script, LLC

In July 2009, we purchased Total Script, LLC, a pharmacy benefit management company with a strategic focus on the small- to mid-sized employer group markets. Total consideration for the acquisition of Total Script consisted of cash payments of $13.5 million. Additionally, the purchase agreement included contingent consideration payable over a three-year period based on the achievement of certain milestones and net new business contracted. The fair value of the net contingent consideration recognized on the acquisition date, which was determined using expected present value techniques, was approximately $13.4 million. During 2010, we made contingent consideration payments of $3.2 million based on the achievement of certain milestones and net new business acquired. Also, during 2011 and 2010, there were decreases of $3.0 million and $1.1 million, respectively, in the fair value of recognized amounts for the contingent consideration, primarily due to revised assumptions regarding net new business contracted. On December 15, 2011, we entered into an agreement with Total Script whereby we will pay $2.7 million in connection with full and final settlement of the remaining contingent consideration owed. Such cash payment was made on January 3, 2012. The adjustments to the fair value of recognized amounts for contingent consideration, including a $3.4 million adjustment at settlement, were included in selling, general and administrative expenses in the consolidated statements of operation for the respective periods.

Other acquisitions

To support our geographic expansion and growth, we have periodically completed various insignificant business acquisitions to secure local operating assets, new pharmacy network contracts and local market executive offices. None of these transactions has had any significant impact on our reported revenues, assets or results of operations.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	VARIABLE INTEREST ENTITY

The Company entered into a purchase agreement on December 16, 2011, whereby we made an initial capital contribution of $5.0 million to Script Relief LLC, a Delaware corporation, in exchange for a 19.9% ownership interest. Script Relief operates a direct to consumer pharmacy benefit business including discount card offerings and associated activities. We have evaluated this transaction and have determined that Script Relief is a variable interest entity and that we are the primary beneficiary because our underlying PBM and pharmacy contracts represent its key business operations and we have the power to direct these activities. As a result, we consolidate Script Relief in our consolidated financial statements and separately disclose the amounts attributable to our non-controlling interests, which were recorded at fair value as of the date of the purchase agreement. The carrying amount of the assets and liabilities, and the impact of the operating results of this consolidated variable interest entity were not material to our consolidated financial statements for the year ended December 31, 2011. Under the purchase agreement, upon the achievement of certain milestones, we may be required to make an additional $5.0 million capital contribution within twelve months in exchange for additional ownership interests. Additionally, beginning December 2012 and through April 2016, we have the right to purchase all of the outstanding interests owned by the other equity member. The purchase of the outstanding interests is at our sole discretion and is subject to a contractually-defined purchase price. If we elect to exercise this call option, it does contain a minimum purchase price of $50.0 million which could be increased based on operating performance. There are no other terms that would require us to provide additional financial support to the variable interest entity. Under the accounting guidance, subsequent changes in our ownership interest while maintaining control will be accounted for as an equity transaction.

13.	LEASE COMMITMENTS

The Company maintains non-cancelable lease agreements for office space in its 17 main operating locations. These agreements provide for annual escalations and payment by the Company of its proportionate share of the increase in the costs of operating the buildings. The Company also leases certain office equipment. The Company recognizes rent expense on a straight-line basis over the terms of the leases.

The future minimum payments due under non-cancelable leases are as follows (in thousands):

2012	$9,090
2013	9,381
2014	10,345
2015	8,944
2016	7,684
Thereafter	35,100

$80,544

Rent expense for the years ended December 31, 2011, 2010 and 2009 was $6.9 million, $5.6 million and $5.6 million, respectively.

14.	COMMITMENTS AND CONTINGENCIES

The outcome of any current or future litigation or governmental or internal investigations cannot be accurately predicted, nor can we predict any resulting penalties, fines or other sanctions that may be successfully sought by federal or state regulatory authorities. We record accruals for such contingencies to the extent that we conclude it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. No estimate of the possible loss or range of loss in excess of amounts accrued, if any, can be made at this time regarding current or future litigation, or penalties, fines or other sanctions because the inherently unpredictable nature of legal proceeding and sanctions may be exacerbated by various factors, including: (i) the damages sought in the proceedings are unsubstantiated or indeterminate: (ii) discovery is not complete: (iii) the proceeding is in its early stages; (iv) the matters present legal uncertainties; (v) there are significant facts in dispute; (vi) there are a large number of parties (including where it is uncertain how liability, if any, will be shared among multiple defendants); or (vii) there is a wide range of potential outcomes. Nevertheless, it is possible that the outcome of legal matters or sanctions may have a material adverse effect on our results of operations, financial position, and cash flows.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In the ordinary course of our business, we are sometimes required to provide financial guarantees related to certain customer contracts. These financial guarantees may include performance bonds, standby letters of credit or other performance guarantees. These financial guarantees represent obligations to make payments to customers if we fail to fulfill an obligation under a contractual arrangement with that customer. We have had no history of significant claims, nor are we aware of circumstances that would require us to perform under these arrangements. We believe that the resolution of any claim that might arise in the future, either individually or in the aggregate, would not have a material adverse effect on our financial condition, results of operations or cash flows.

In connection with First Rx Specialty and Mail Services, LLC, an entity that we formed in 2008, we received $7.0 million in cash in 2008 and $1.0 million in cash in 2009. We had considered the accounting for the arrangement and had recorded a liability in our consolidated balance sheet. Also, as a part of this arrangement, we recognized expense of approximately $0.3 million during each of the years ended December 31, 2011, 2010 and 2009, associated with the accretion of the liability to its ultimate redemption value of $9.0 million. In accordance with the terms of the arrangement, we have repaid this total liability in 2011.

15.	SEGMENT REPORTING

We have determined that we operate in only one segment – the PBM segment. Accordingly, no segment disclosures have been included in the notes to the consolidated financial statements.

16.	401(k) SAVINGS PLAN

We offer a 401(k) Savings Plan (the “Plan”) to all Company employees, subject to certain service requirements. The Company matches the first $1,000 of the employee’s contribution to the Plan and 50% thereafter, up to a discretionary pre-defined limit, on the first ten percent of the employee’s pre-tax deferral subject to statutory limits. The Company’s matching contribution vests ratably over 5 years for each employee. For the years ended December 31, 2011, 2010, and 2009, we incurred expense of $2.1 million, $1.2 million and $1.0 million respectively, under the Plan.

17.	SUPPLEMENTAL DISCLOSURE OF QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Quarterly results of operations for the years ended December 31, 2011 and 2010 (in thousands, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2011 Quarterly Operating Results (1)
Revenue (excludes member co-payments of $320,909, $350,605, $598,035, and $574,564 for the four quarterly periods ended March 31, June 30, September 30, and December 31, 2011)	$1,121,733	$1,233,828	$1,429,377	$1,544,656
Gross profit	61,589	69,588	84,083	92,625
Operating income	34,071	21,562	26,299	32,288
Income before income taxes	32,948	19,782	23,875	30,352
Net income	20,296	12,311	15,242	18,738
Less: Net loss attributable to non-controlling interest	—	—	—	(401)
Net income attributable to the Company	20,296	12,311	15,242	19,139
Net income per common share attributable to the Company, basic	$0.46	$0.26	$0.31	$0.39
Net income per common share attributable to the Company, diluted	$0.45	$0.25	$0.31	$0.39

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2010 Quarterly Operating Results (2)
Revenue (excludes member co-payments of $254,203, $231,174, $251,412, and $288,517 for the four quarterly periods ended March 31, June 30, September 30, and December 31, 2010)	$832,312	$890,107	$925,056	$1,116,617
Gross profit	50,647	55,724	61,743	66,135
Operating income	28,438	31,641	35,004	37,421
Income before income taxes	28,281	31,524	34,413	36,196
Net income	17,421	19,479	21,505	22,552
Net income per common share, basic	$0.40	$0.44	$0.49	$0.51
Net income per common share, diluted	$0.39	$0.44	$0.48	$0.51

(1)	– Includes the acquisition of CHII effective June 13, 2011.
(2)	– Includes the acquisition of FutureScripts effective September 13, 2010.